Exhibit 99.1
DTE Gas Company
Consolidated Financial Statements as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and Report of Independent Registered Public Accounting Firm

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DTE Gas Company
Year Ended December 31, 2016

DEFINITIONS

AFUDC	Allowance for Funds Used During Construction

ASU	Accounting Standards Update issued by the FASB

Company	DTE Gas Company and any subsidiary companies

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric, DTE Gas, and numerous non-utility subsidiaries

DTE Gas	DTE Gas Company (an indirect wholly-owned subsidiary of DTE Energy) and subsidiary companies

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

GCR	A Gas Cost Recovery mechanism authorized by the MPSC that allows DTE Gas to recover through rates its natural gas costs.

IRM	Infrastructure Recovery Mechanism

LLC	DTE Energy Corporate Services, LLC, a subsidiary of DTE Energy

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

NAV	Net Asset Value

Revenue Decoupling Mechanism	A Revenue Decoupling Mechanism authorized by the MPSC that is designed to minimize the impact on revenues of changes in average customer usage.

VEBA	Voluntary Employees Beneficiary Association

Units of Measurement

Bcf	Billion cubic feet of natural gas

MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
The following table summarizes the financial results for the years ended December 31:

	2016	2015	2014
	(In millions)
Operating Revenues	$1,308	$1,356	$1,603
Cost of gas	445	513	705
Gross Margin	863	843	898
Operation and maintenance	406	426	450
Depreciation and amortization	104	102	98
Taxes other than income	63	62	60
Asset (gains) losses and impairments, net	4	—	—
Operating Income	286	253	290
Other (Income) and Deductions	70	49	75
Income Tax Expense	78	72	77
Net Income	$138	$132	$138
Gross Margin increased $20 million in 2016 and decreased $55 million in 2015. Revenues associated with certain mechanisms and surcharges are offset by related expenses elsewhere in the Consolidated Statements of Operations.
The following table details changes in various gross margin components relative to the comparable prior period for the years ended December 31:

	2016	2015
	(In millions)
Implementation of new rates	$23	$—
Infrastructure recovery mechanism	12	12
Home protection program	4	4
Midstream storage and transportation revenues	(2)	(10)
Revenue decoupling mechanism	(7)	7
Weather	(22)	(64)
Other	12	(4)
Increase (decrease) in Gross Margin	$20	$(55)

	2016	2015	2014
	(In Bcf)
Gas Markets
Gas sales	113	119	135
End-user transportation	182	169	167
	295	288	302
Intermediate transportation	214	289	305
Total Gas sales	509	577	607
Operation and maintenance expense decreased $20 million in 2016 and decreased $24 million in 2015. The decrease in 2016 was primarily due to decreased uncollectible expenses of $14 million and decreased transmission expenses of $8 million. The decreased uncollectible expenses and transmission expenses in 2016 were primarily the result of weather-related impacts of warmer weather in 2016. Additionally, DTE Gas took actions to reduce costs to partially offset the negative impacts to revenue and gross margin resulting from the warmer weather in 2016. The decrease in 2015 was primarily due to decreased gas operations expenses of $12 million, decreased employee benefits expenses of $10 million, decreased transmission expenses of $3 million, and decreased uncollectible expenses of $3 million.

Other (Income) and Deductions increased $21 million in 2016 and decreased $26 million in 2015. The increase in 2016 was primarily due to contributions to the DTE Energy Foundation and other not-for-profit organizations. The decrease in 2015 was primarily due to the 2014 contributions to the DTE Energy Foundation and other not-for-profit organizations.
Outlook — The Company will continue to move forward in its efforts to achieve operational excellence, sustained strong cash flows, and earn its authorized return on equity. The Company expects that planned significant infrastructure capital investments will result in earnings growth. Looking forward, additional factors may impact earnings such as weather, the outcome of regulatory proceedings, benefit plan design changes, and investment returns and changes in discount rate assumptions in benefit plans and health care costs. The Company expects to continue its efforts to improve productivity and decrease costs while improving customer satisfaction with consideration of customer rate affordability.
The Company filed a rate case with the MPSC on December 18, 2015, requesting an increase in base rates of $183 million, inclusive of $41 million of existing IRM surcharges which are expected to be converted into base rates, based on a projected twelve-month period ending October 31, 2017. Concurrent with the MPSC order in this rate case, the existing IRM surcharge being billed was to be terminated. The Company requested to implement a new IRM surcharge of approximately $9 million to become effective in January 2017. On November 1, 2016, the Company self-implemented a base rate increase of $103 million.
On December 9, 2016, the MPSC issued an order approving an annual revenue increase of $122 million for service rendered on or after December 16, 2016. The rate order also provided for a return on equity of 10.1% and authorized the Company to implement a new IRM surcharge of approximately $8 million that became effective in January 2017.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of DTE Gas Company:

We have audited the accompanying consolidated financial statements of DTE Gas Company and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations, of comprehensive income, of cash flows and of changes in shareholder’s equity for each of the three years in the period ended December 31, 2016.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DTE Gas Company and its subsidiaries as of December 31, 2016 and December 31, 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
March 10, 2017

DTE Gas Company
Consolidated Statements of Operations

	Year Ended December 31,
	2016	2015	2014
	(In millions)
Operating Revenues	$1,308	$1,356	$1,603

Operating Expenses
Cost of gas	445	513	705
Operation and maintenance	406	426	450
Depreciation and amortization	104	102	98
Taxes other than income	63	62	60
Asset (gains) losses and impairments, net	4	—	—
	1,022	1,103	1,313
Operating Income	286	253	290

Other (Income) and Deductions
Interest expense	60	61	57
Interest income	(6)	(7)	(7)
Other income	(10)	(8)	(9)
Other expenses	26	3	34
	70	49	75
Income Before Income Taxes	216	204	215

Income Tax Expense	78	72	77

Net Income	$138	$132	$138
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2016	2015	2014
	(In millions)
Net Income	$138	$132	$138
Other comprehensive income (loss), net of tax:
Transfer of benefit obligations, net of taxes of $2 in 2015	—	3	—
Benefit obligations, net of taxes of $(1) in 2014	—	—	(2)
Net change in unrealized loss on derivatives, net of taxes of $—, $—, and $—, respectively	—	1	—
Other comprehensive income (loss)	—	4	(2)
Comprehensive Income	$138	$136	$136
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Financial Position

	December 31,
	2016	2015
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$1	$—
Accounts receivable (less allowance for doubtful accounts of $15 and $18, respectively)
Customer	287	236
Affiliates	56	55
Other	8	3
Inventories
Gas	45	65
Materials and supplies	19	19
Gas customer choice deferred asset	61	72
Notes receivable
Affiliates	1	2
Other	7	6
Regulatory assets	6	15
Other	17	16
	508	489

Investments	29	26

Property
Property, plant, and equipment	4,810	4,467
Accumulated depreciation and amortization	(1,720)	(1,680)
	3,090	2,787
Other Assets
Regulatory assets	754	719
Net investment in lease	53	57
Prepaid pension costs — affiliates	121	106
Prepaid postretirement costs — affiliates	144	80
Other	3	3
	1,075	965
Total Assets	$4,702	$4,267
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Financial Position — (Continued)

	December 31,
	2016	2015
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$21	$15
Other	180	158
Short-term borrowings — other	180	194
Regulatory liabilities	7	21
Accrued environmental liabilities	29	8
Other	73	54
	490	450

Long-Term Debt (net of current portion)	1,244	1,119

Other Liabilities
Deferred income taxes	915	830
Regulatory liabilities	326	370
Asset retirement obligations	143	137
Accrued pension liability — affiliates	107	109
Other	43	39
	1,534	1,485
Commitments and Contingencies (Notes 6 and 14)

Shareholder's Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	714	534
Retained earnings	720	679
Total Shareholder's Equity	1,434	1,213
Total Liabilities and Shareholder's Equity	$4,702	$4,267
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2016	2015	2014
	(In millions)
Operating Activities
Net Income	$138	$132	$138
Adjustments to reconcile Net Income to net cash from operating activities:
Depreciation and amortization	104	102	98
Allowance for equity funds used during construction	(3)	(1)	—
Deferred income taxes	74	72	70
Asset (gains) losses and impairments, net	4	—	—
Changes in assets and liabilities:
Accounts receivable, net	(57)	93	8
Inventories	20	(26)	(39)
Prepaid pension costs — affiliates	(15)	8	92
Prepaid postretirement benefit costs — affiliates	(64)	(35)	1
Accounts payable	(9)	(46)	48
Accrued pension liability — affiliates	(2)	(36)	29
Accrued postretirement liability — affiliates	—	(10)	10
Regulatory assets and liabilities	(50)	16	(250)
Other current and noncurrent assets and liabilities	60	4	9
Net cash from operating activities	200	273	214
Investing Activities
Plant and equipment expenditures	(395)	(272)	(223)
Notes receivable and other	3	19	(11)
Net cash used for investing activities	(392)	(253)	(234)
Financing Activities
Issuance of long-term debt, net of issuance costs	124	163	149
Redemption of long-term debt	—	(140)	(80)
Capital contribution by parent company	180	—	—
Short-term borrowings, net — other	(14)	49	49
Short-term borrowings, net — affiliate	—	—	(12)
Dividends on common stock	(97)	(92)	(87)
Net cash from (used for) financing activities	193	(20)	19
Net Increase (Decrease) in Cash and Cash Equivalents	1	—	(1)
Cash and Cash Equivalents at Beginning of Period	—	—	1
Cash and Cash Equivalents at End of Period	$1	$—	$—

Supplemental disclosure of cash information
Cash paid for:
Interest, net of interest capitalized	$56	$58	$55
Income taxes	$5	$6	$4

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$70	$34	$28
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Changes in Shareholder's Equity

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)
	Shares	Amount				Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2013	10,300	$10	$524	$588	$(2)	$1,120
Net Income	—	—	—	138	—	138
Dividends declared on common stock	—	—	—	(87)	—	(87)
Benefit obligations, net of tax	—	—	—	—	(2)	(2)
Balance, December 31, 2014	10,300	$10	$524	$639	$(4)	$1,169
Net Income	—	—	—	132	—	132
Dividends declared on common stock	—	—	—	(92)	—	(92)
Transfer of benefit obligations, net of tax	—	—	—	—	3	3
Net change in unrealized loss on derivatives, net of tax	—	—	—	—	1	1
Balance, December 31, 2015	10,300	$10	$524	$679	$—	$1,213
Net Income	—	—	—	138	—	138
Capital contribution by parent company	—	—	180	—	—	180
Dividends declared on common stock	—	—	—	(97)	—	(97)
Balance, December 31, 2016	10,300	$10	$704	$720	$—	$1,434
See Notes to Consolidated Financial Statements

DTE Gas Company
Notes to Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a public utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.3 million customers throughout Michigan and the sale of storage and transportation capacity. The Company is regulated by the MPSC and certain activities are regulated by the FERC. In addition, the Company is regulated by other federal and state regulatory agencies including the U.S. Environmental Protection Agency and the Michigan Department of Environmental Quality.
Basis of Presentation
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
Certain prior year balances were reclassified to match the current year's Consolidated Financial Statements presentation. For reclassifications of debt issuance costs arising from ASU 2015-03 see Note 3 to the Consolidated Financial Statements, "New Accounting Pronouncements."
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to significantly influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Revenues
Revenues from the sale, delivery, and storage of natural gas are recognized as services are provided. The Company records revenues for gas provided but unbilled at the end of each month. Rates for the Company include provisions to adjust billings for fluctuations in the cost of natural gas and certain other costs. Revenues are adjusted for differences between actual costs subject to reconciliation and the amounts billed in current rates. Under or over recovered revenues related to these cost recovery mechanisms are included in Regulatory assets or liabilities on the Consolidated Statements of Financial Position and are recovered or returned to customers through adjustments to the billing factors.
For further discussion of recovery mechanisms authorized by the MPSC, see Note 6 to the Consolidated Financial Statements, "Regulatory Matters."
Changes in Accumulated Other Comprehensive Income (Loss)
Comprehensive income (loss) is the change in common shareholder's equity during a period from transactions and events from non-owner sources, including Net Income. The amounts recorded to Accumulated other comprehensive income (loss) for the Company include unrealized gains and losses from derivatives accounted for as cash flow hedges and changes in benefit obligations, consisting of deferred actuarial losses and prior service costs. Refer to Note 15 to the Consolidated Financial Statements, "Retirement Benefits and Trusteed Assets," regarding the transfer of benefit obligations during 2015.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table summarizes the changes in Accumulated other comprehensive income (loss) by component(a) for the years ended December 31, 2016 and 2015:

	Net Unrealized Gain (Loss) on Derivatives	Benefit Obligations	Total
	(In millions)
Balance, December 31, 2014	$(1)	$(3)	$(4)
Other comprehensive income (loss) before reclassifications	—	—	—
Transfer of amounts from Accumulated other comprehensive income to affiliate	—	3	3
Amounts reclassified from Accumulated other comprehensive income	1	—	1
Net current-period Other comprehensive income	1	3	4
Balance, December 31, 2015	$—	$—	$—
Other comprehensive income (loss) before reclassifications	—	—	—
Amounts reclassified from Accumulated other comprehensive income	—	—	—
Net current-period Other comprehensive income	—	—	—
Balance, December 31, 2016	$—	$—	$—
______________________________________
(a)All amounts are net of tax.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, cash in banks, and temporary investments purchased with remaining maturities of three months or less.
Receivables
Accounts receivable are primarily composed of trade receivables and unbilled revenue. The Company's accounts receivable are stated at net realizable value.
The allowance for doubtful accounts is generally calculated using the aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management's assessment of existing economic conditions, customer trends, and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, which is typically in 21 days, however, factors such as assistance programs may delay aggressive action. The Company assesses late payment fees on trade receivables based on past-due terms with customers. Customer accounts are written off when collection efforts have been exhausted. The time period for write-off is 150 days after service has been terminated.
Unbilled revenues of $122 million and $85 million are included in Customer Accounts receivable at December 31, 2016 and 2015, respectively.
Notes Receivable
Notes receivable, or financing receivables, are primarily comprised of capital lease receivables and loans and are included in Notes receivable on the Company's Consolidated Statements of Financial Position.
Notes receivable are typically considered delinquent when payment is not received for periods ranging from 60 to 120 days. The Company ceases accruing interest (nonaccrual status), considers a note receivable impaired, and establishes an allowance for credit loss when it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the note receivable. Cash payments received on nonaccrual status notes receivable, that do not bring the account contractually current, are first applied to contractually owed past due interest, with any remainder applied to principal. Accrual of interest is generally resumed when the note receivable becomes contractually current.
In determining the allowance for credit losses for notes receivable, the Company considers the historical payment experience and other factors that are expected to have a specific impact on the counterparty's ability to pay. In addition, the Company monitors the credit ratings of the counterparties from which it has Notes receivable.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Inventories
Natural gas inventory of $45 million and $65 million as of December 31, 2016 and 2015, respectively, is determined using the last-in, first-out (LIFO) method. The replacement cost of gas in inventory exceeded the LIFO cost by $132 million and $60 million at December 31, 2016 and 2015, respectively.
The Company generally values materials and supplies inventory at average cost.
Gas Customer Choice Deferred Asset
Gas customer choice deferred asset represents gas provided to the Company by suppliers of gas for customers that participate in the Customer Choice program. As the gas is sold and billed to Customer Choice customers, primarily in the December through March heating season, this asset is reduced. At the end of an April through March cycle each year, any balance is reconciled and settled with the various suppliers.
Property, Retirement and Maintenance, and Depreciation and Amortization
Property is stated at cost and includes construction-related labor, materials, overheads, and AFUDC. The cost of properties retired is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense when incurred.
Utility property is depreciated over its estimated useful life using straight-line rates approved by the MPSC.
Depreciation and amortization expense also includes the amortization of certain regulatory assets.
See Note 4 to the Consolidated Financial Statements, "Property, Plant, and Equipment."
Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected discounted future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.
Excise and Sales Taxes
The Company records the billing of excise and sales taxes as a receivable with an offsetting payable to the applicable taxing authority, with no net impact on the Consolidated Statements of Operations.
Deferred Debt Costs
The costs related to the issuance of long-term debt are deferred and amortized over the life of each debt issue. The deferred amounts are included as a direct deduction from the carrying amount of each debt issuance in Long-Term Debt on the Consolidated Statements of Financial Position. In accordance with MPSC regulations, the unamortized discount, premium, and expense related to debt redeemed with a refinancing are amortized over the life of the replacement issue.
Allocated Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation. The allocation for 2016, 2015, and 2014 for stock-based compensation expense was approximately $9 million, $5 million, and $17 million, respectively.
Subsequent Events
The Company has evaluated subsequent events through March 10, 2017, the date that these Consolidated Financial Statements were available to be issued.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Other Accounting Policies
See the following notes for other accounting policies impacting the Company's Consolidated Financial Statements:

Note	Title
5	Asset Retirement Obligations
6	Regulatory Matters
7	Income Taxes
8	Fair Value
9	Financial and Other Derivative Instruments

NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Recently Adopted Pronouncements
In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. This ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This ASU is effective for reporting periods beginning after December 15, 2015 and interim periods therein. It is to be applied retrospectively. The Company adopted this ASU at January 1, 2016. The implementation of this guidance is reflected in Note 10 of the Consolidated Financial Statements, "Long-Term Debt." The effect of the adoption decreased assets and liabilities on the Consolidated Statements of Financial Position by $5 million at December 31, 2015.
In May 2015, the FASB issued ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This guidance removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share (or its equivalent) practical expedient. The guidance applies to investments for which there is not a readily determinable fair value (market quote) or the investment is in a mutual fund without a publicly available net asset value. It is effective for the Company for the first interim period within annual reporting periods beginning after December 15, 2015. It is to be applied retrospectively. The Company adopted this ASU at January 1, 2016. The implementation of this guidance is reflected in Note 15 to the Consolidated Financial Statements, "Retirement Benefits and Trusteed Assets." This implementation did not have a significant impact on the Company's Consolidated Financial Statements.
Recently Issued Pronouncements
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended. The objectives of this ASU are to improve upon revenue recognition requirements by providing a single comprehensive model to determine the measurement of revenue and timing of recognition. The core principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. This ASU also requires expanded qualitative and quantitative disclosures regarding the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The standard is to be applied retrospectively and early adoption is permitted in the preceding year. The Company does not plan to early adopt the standard. The Company is currently assessing the impact of the ASU, as amended, on its Consolidated Financial Statements as well as the transition method the Company will use to adopt the guidance. Specifically, the Company is considering whether the new guidance will affect accounting for certain contracts where collectibility is in question, contributions in aid of construction, and other utility industry-related areas.
In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330), Simplifying the Measurement of Inventory. The ASU replaces the current lower of cost or market test with a lower of cost or net realizable value test when cost is determined on a first-in, first-out or average cost basis. The standard is effective for public entities for annual reporting periods beginning after December 15, 2016, and interim periods therein. It is to be applied prospectively and early adoption is permitted. The ASU will not have a significant impact on the Company's Consolidated Financial Statements.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), a replacement of Leases (Topic 840). This guidance requires a lessee to account for leases as finance or operating leases. Both leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability on its balance sheet, with differing methodology for income statement recognition. For lessors, the standard modifies the classification criteria and the accounting for sales-type and direct financing leases. Entities will classify leases to determine how to recognize lease-related revenue and expense. This ASU is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2018, and early adoption is permitted. A modified retrospective approach is required for leases existing or entered into after the beginning of the earliest comparative period in the Consolidated Financial Statements. The Company expects an increase in assets and liabilities, however, it is currently assessing the impact of this ASU on its Consolidated Financial Statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this update replace the incurred loss impairment methodology in current generally accepted accounting principles with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates.  Entities will apply the new guidance as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The ASU is effective for the Company beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.

NOTE 4 — PROPERTY, PLANT, AND EQUIPMENT
The following is a summary of Property, plant, and equipment by classification as of December 31:

	2016	2015
	(In millions)
Property, plant, and equipment
Distribution	$3,382	$3,124
Storage	503	453
Transmission and other	925	890
Total	4,810	4,467
Less accumulated depreciation and amortization
Distribution	(1,198)	(1,163)
Storage	(152)	(147)
Transmission and other	(370)	(370)
Total	(1,720)	(1,680)
Net Property, plant, and equipment	$3,090	$2,787
AFUDC capitalized was approximately $4 million and $1 million for the years ended December 31, 2016 and 2015, respectively.
The composite depreciation rate for the Company was approximately 2.4%, 2.6%, and 2.4% in 2016, 2015, and 2014, respectively. The average estimated useful life for gas distribution and storage property was 50 and 53 years, respectively, at December 31, 2016. The estimated useful lives for other utility assets range from 5 to 70 years.
The following is a summary of Depreciation and amortization expense:

	Year Ended December 31,
	2016	2015	2014
	(In millions)
Property, plant, and equipment	$82	$78	$75
Regulatory assets and liabilities	22	24	23
	$104	$102	$98

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Capitalized software costs are classified as Property, plant, and equipment, and the related amortization is included in accumulated depreciation and amortization on the Consolidated Financial Statements. The Company capitalizes the costs associated with computer software developed or obtained for use in its business. The Company amortizes capitalized software costs on a straight-line basis over the expected period of benefit, ranging from 5 to 15 years.
The Company has the following balances for capitalized software:

	Year Ended December 31,
	2016	2015	2014
	(In millions)
Amortization expense of capitalized software	$5	$5	$6
Gross carrying value of capitalized software	$70	$70
Accumulated amortization of capitalized software	$38	$39

NOTE 5 — ASSET RETIREMENT OBLIGATIONS
The Company has conditional retirement obligations for gas pipelines, certain service centers, compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value when they are incurred, which generally is at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at the Company's credit-adjusted risk-free rate. The Company recognizes in the Consolidated Statements of Operations removal costs in accordance with regulatory treatment. Any differences between costs recognized related to asset retirement and those reflected in rates are recognized as either a Regulatory asset or liability on the Consolidated Statements of Financial Position.
If a reasonable estimate of fair value cannot be made in the period in which the retirement obligation is incurred, such as for assets with indeterminate lives, the liability is recognized when a reasonable estimate of fair value can be made. Natural gas storage system and certain other distribution assets have an indeterminate life. Therefore, no liability has been recorded for these assets.
A reconciliation of the Asset retirement obligations for 2016 follows:

(In millions)
Asset retirement obligations at December 31, 2015	$137
Accretion	8
Liabilities settled	(2)
Asset retirement obligations at December 31, 2016	$143

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 6 — REGULATORY MATTERS
Regulation
The Company is subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting, and operating-related matters. The Company operates natural gas storage and transportation facilities in Michigan as intrastate facilities regulated by the MPSC and provides intrastate storage and transportation services pursuant to an MPSC-approved tariff.
The Company also provides interstate storage and transportation services in accordance with an Operating Statement on file with the FERC. The FERC's jurisdiction is limited and extends to the rates, non-discriminatory requirements, and terms and conditions applicable to storage and transportation provided by the Company in interstate markets. The FERC granted the Company authority to provide storage and related services in interstate commerce at market-based rates. The Company provides transportation services in interstate commerce at cost-based rates approved by the MPSC and filed with the FERC. The Company is also subject to the requirements of other regulatory agencies with respect to safety, environment, and health.
The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the Consolidated Financial Statements of the Company.
Regulatory Assets and Liabilities
The Company is required to record Regulatory assets and liabilities for certain transactions that would have been treated as revenue or expense in non-regulated businesses. Continued applicability of regulatory accounting treatment requires that rates be designed to recover specific costs of providing regulated services and be charged to and collected from customers. Future regulatory changes or changes in the competitive environment could result in the discontinuance of this accounting treatment for Regulatory assets and liabilities for some or all of the Company's businesses and may require the write-off of the portion of any Regulatory asset or liability that was no longer probable of recovery through regulated rates. Management believes that currently available facts support the continued use of Regulatory assets and liabilities and that all Regulatory assets and liabilities are recoverable or refundable in the current regulatory environment.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following are balances and a brief description of the Regulatory assets and liabilities at December 31:

	2016	2015
	(In millions)
Assets
Recoverable pension and other postretirement costs
Pension	$517	$520
Other postretirement costs	79	58
Deferred environmental costs	77	52
Recoverable Michigan income taxes	44	45
Unamortized loss on reacquired debt	20	22
Accrued GCR revenue	3	12
Other	20	25
	760	734
Less amount included in Current Assets	(6)	(15)
	$754	$719
Liabilities
Removal costs liability	$266	$291
Negative pension offset	36	46
Refundable income taxes	11	23
Accrued GCR refund	7	21
Energy optimization	4	10
Other	9	—
	333	391
Less amount included in Current Liabilities	(7)	(21)
	$326	$370
As noted below, certain Regulatory assets for which costs have been incurred have been included (or are expected to be included, for costs incurred subsequent to the most recently approved rate case) in the Company's rate base, thereby providing a return on invested costs (except as noted). Certain other Regulatory assets are not included in rate base but accrue recoverable carrying charges until surcharges to collect the assets are billed. Certain Regulatory assets do not result from cash expenditures and therefore do not represent investments included in rate base or have offsetting liabilities that reduce rate base.
ASSETS

•
Recoverable pension and other postretirement costs — Accounting standards for pension and other postretirement benefit costs require, among other things, the recognition in Other comprehensive income of the actuarial gains or losses and the prior service costs that arise during the period but that are not immediately recognized as components of net periodic benefit costs. The Company records the impact of actuarial gains or losses and prior service costs as a Regulatory asset since the traditional rate setting process allows for the recovery of pension and other postretirement costs. The asset will reverse as the deferred items are amortized and recognized as components of net periodic benefit costs.(a)

•
Deferred environmental costs — The MPSC approved the deferral of investigation and remediation costs associated with former MGP sites. Amortization of deferred costs is over a ten-year period beginning in the year after costs were incurred, with recovery (net of any insurance proceeds) through base rate filings.(a)

•
Recoverable Michigan income taxes — The State of Michigan enacted a corporate income tax resulting in the establishment of state deferred tax liabilities for DTE Energy's utilities. Offsetting Regulatory assets were also recorded as the impacts of the deferred tax liabilities will be reflected in rates as the related taxable temporary differences reverse and flow through current income tax expense.

•
Unamortized loss on reacquired debt — The unamortized discount, premium, and expense related to debt redeemed with a refinancing are deferred, amortized, and recovered over the life of the replacement issue.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

•	Accrued GCR revenue — Receivable for the temporary under-recovery of and carrying costs on gas costs incurred by the Company which are recoverable through the GCR mechanism.
______________________________________

(a)	Regulatory assets not earning a return or accruing carrying charges.
LIABILITIES

•	Removal costs liability — The amount collected from customers for the funding of future asset removal activities.

•
Negative pension offset — The Company's negative pension costs are not included as a reduction to its authorized rates; therefore, the Company is accruing a Regulatory liability to eliminate the impact on earnings of the negative pension expense accrued. This Regulatory liability will reverse to the extent the Company's pension expense is positive in future years.

•	Refundable income taxes — Income taxes refundable to customers representing the difference in property-related deferred income taxes payable and amounts recognized pursuant to MPSC authorization.

•	Accrued GCR refund — Liability for the temporary over-recovery of and a return on gas costs incurred by the Company which are recoverable through the GCR mechanism.

•	Energy optimization (EO) — Amounts collected in rates in excess of energy optimization expenditures.
2015 Rate Case Filing
The Company filed a rate case with the MPSC on December 18, 2015 requesting an increase in base rates of $183 million, inclusive of $41 million of existing IRM surcharges which are expected to be converted into base rates, based on a projected twelve-month period ending October 31, 2017. Concurrent with the MPSC order in this rate case, the existing IRM surcharge being billed was to be terminated. The Company requested to implement a new IRM surcharge of approximately $9 million to become effective in January 2017. On November 1, 2016, the Company self-implemented a base rate increase of $103 million.
On December 9, 2016, the MPSC issued an order approving an annual revenue increase of $122 million for service rendered on or after December 16, 2016. The rate order also provided for a return on equity of 10.1% and authorized the Company to implement a new IRM surcharge of approximately $8 million that became effective in January 2017.

NOTE 7 — INCOME TAXES
Income Tax Summary
The Company is part of the consolidated federal income tax return of DTE Energy. DTE Energy and its subsidiaries file consolidated and/or separate company income tax returns in various states and localities, including a consolidated return in the State of Michigan. DTE Gas is part of the Michigan consolidated income tax return of DTE Energy. The federal, state, and local income tax expense for the Company is determined on an individual company basis with no allocation of tax expenses or benefits from other affiliates of DTE Energy. The Company had an income tax receivable from DTE Energy of $56 million and $54 million at December 31, 2016 and 2015, respectively.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Total Income Tax Expense varied from the statutory federal income tax rate for the following reasons for the years ended December 31:

	2016	2015	2014
	(In millions)
Income Before Income Taxes	$216	$204	$215
Income tax expense at 35% statutory rate	$76	$72	$75
Depreciation	(7)	(7)	(7)
State and local income taxes, net of federal benefit	11	10	10
Other, net	(2)	(3)	(1)
Income Tax Expense	$78	$72	$77
Effective income tax rate	36.1%	35.3%	35.8%
Components of Income Tax Expense were as follows for the years ended December 31:

	2016	2015	2014
	(In millions)
Current income tax expense
State and other income tax	$4	$—	$7
Total current income taxes	4	—	7
Deferred income tax expense
Federal	60	57	61
State and other income tax	14	15	9
Total deferred income taxes	74	72	70
	$78	$72	$77
Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the Consolidated Financial Statements.
Deferred tax assets (liabilities) were comprised of the following at December 31:

	2016	2015
	(In millions)
Property, plant, and equipment	$(671)	$(605)
Pension and benefits	(276)	(275)
Federal net operating loss carry-forward	27	22
State net operating loss carry-forwards	5	8
Other	—	20
Long-term deferred income tax liabilities	$(915)	$(830)

Deferred income tax assets	$147	$82
Deferred income tax liabilities	(1,062)	(912)
	$(915)	$(830)
The above table excludes unamortized investment tax credits of $3 million and $4 million at December 31, 2016 and 2015, respectively. Investment tax credits are deferred and amortized to income over the average life of the related property.
DTE Gas has a federal net operating loss carry-forward available for use on the tax return of $77 million as of December 31, 2016, which will expire from 2035 through 2036. No valuation allowance is required for federal net operating loss deferred tax assets.
The Company has a state and local deferred tax asset related to net operating loss carry-forwards of $5 million and $8 million at December 31, 2016 and 2015, respectively. DTE Gas does not have a valuation allowance with respect to these deferred tax assets.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Uncertain Tax Positions
The Company had approximately $1 million of unrecognized tax benefits at December 31, 2016 and 2015, that, if recognized, would favorably impact its effective tax rate. The Company does not anticipate any material changes to the unrecognized tax benefits in the next 12 months.
The Company recognizes interest and penalties pertaining to income taxes in Interest expense and Other expenses, respectively, on its Consolidated Statements of Operations. The Company had insignificant amounts of accrued interest at December 31, 2016 and 2015. The Company had no accrued penalties pertaining to income taxes. The Company recognized interest expense related to income taxes of a nominal amount in 2016, 2015, and 2014.
In 2016, DTE Energy settled a federal tax audit for the 2014 tax year. DTE Energy's federal income tax returns for 2015 and subsequent years remain subject to examination by the Internal Revenue Service. DTE Energy's Michigan Business Tax and Michigan Corporate Income Tax returns for the year 2008 and subsequent years remain subject to examination by the State of Michigan. DTE Energy also files tax returns in numerous state and local jurisdictions with varying statutes of limitation.

NOTE 8 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at December 31, 2016 and 2015. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Fair Value of Financial Instruments
The fair value of financial instruments included in the table below is determined by using quoted market prices when available. When quoted prices are not available, pricing services may be used to determine the fair value with reference to observable interest rate indexes. The Company has obtained an understanding of how the fair values are derived. The Company also selectively corroborates the fair value of its transactions by comparison of market-based price sources. Discounted cash flow analyses based upon estimated current borrowing rates are also used to determine fair value when quoted market prices are not available. The fair values of notes receivable, excluding capital leases, are generally estimated using discounted cash flow techniques that incorporate market interest rates as well as assumptions about the remaining life of the loans and credit risk. Depending on the information available, other valuation techniques may be used that rely on internal assumptions and models. Valuation policies and procedures are determined by the Company's Treasury Department which reports to the Company's Vice President and Treasurer and the Company's Controller's Department which reports to the Company's Vice President and Controller.
The following table presents the carrying amount and fair value of financial instruments as of December 31, 2016 and 2015:

	December 31, 2016				December 31, 2015
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable — affiliates	$1	$—	$—	$1	$2	$—	$—	$2
Notes receivable — other	$4	$—	$—	$4	$—	$—	$—	$—
Short-term borrowings — other	$180	$—	$180	$—	$194	$—	$194	$—
Long-term debt(a)	$1,244	$—	$648	$680	$1,119	$—	$643	$534
_______________________________________

(a)	Includes unamortized debt discounts and issuance costs.
For further fair value information on financial and derivative instruments, see Note 9 to the Consolidated Financial Statements, "Financial and Other Derivative Instruments."

NOTE 9 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income (loss) and later reclassified into earnings when the underlying transaction occurs. Gains or losses from the ineffective portion of cash flow hedges are recognized in earnings immediately. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.
The Company's primary market risk exposure is associated with commodity prices, credit, and interest rates. The Company has risk management policies to monitor and manage market risks. The Company purchases, stores, transports, distributes, and sells natural gas, and sells storage and transportation capacity. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2019. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 10 — LONG-TERM DEBT
Long-Term Debt
The Company's long-term debt outstanding and interest rates of debt outstanding at December 31 were:

	2016	2015
	(In millions)
First Mortgage Bonds, interest payable semi-annually
3.64% series due 2023	$50	$50
3.74% series due 2025	70	70
3.35% series due 2027	40	40
3.94% series due 2028	50	50
3.92% series due 2042	70	70
4.35% series due 2044	150	150
4.21% series due 2045	125	125
4.07% series due 2046	125	—
Senior Notes, interest payable semi-annually
6.04% series due 2018	100	100
5.00% series due 2019	120	120
6.36% series due 2020	50	50
6.44% series due 2023	25	25
6.78% series due 2028	75	75
5.70% series due 2033	200	200
	1,250	1,125
Unamortized debt discount	—	(1)
Unamortized debt issuance costs(a)	(6)	(5)
Total	$1,244	$1,119
_______________________________________

(a)
Certain December 31, 2015 balances have been adjusted for the adoption of accounting guidance related to simplifying the presentation of debt issuance costs. See Note 3 to the Consolidated Financial Statements, "New Accounting Pronouncements," for additional information related to the new accounting standard.

The following table shows the scheduled debt maturities, excluding any unamortized discount or premium on debt:

	2017	2018	2019	2020	2021	2022 and Thereafter	Total
	(In millions)
Amount to mature	$—	$100	$120	$50	$—	$980	$1,250
Debt Issuances
In 2016, the following debt was issued:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
December	Mortgage Bonds(a)	4.07%	2046	$125
				$125
______________________________________

(a)	Proceeds were used for repayment of short-term borrowings and general corporate purposes.
Cross Default Provisions
Substantially all of the net properties of the Company are subject to the lien of mortgages. Should the Company fail to timely pay its indebtedness under these mortgages, such failure may create cross defaults in the indebtedness of DTE Energy.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 11 — PREFERRED AND PREFERENCE SECURITIES
At December 31, 2016, the Company had 7 million shares of preferred stock with a par value of $1 per share and 4 million shares of preference stock with a par value of $1 per share authorized, with no shares issued.

NOTE 12 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
The Company has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the revolver are available at prevailing short-term interest rates. The facility will expire in April 2021. The Company had $180 million outstanding against the revolver at December 31, 2016.
The agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, "total funded debt" means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements, and guarantees of third parties' debt, but excluding contingent obligations, nonrecourse and junior subordinated debt, and, except for calculations at the end of the second quarter, certain short-term debt. "Capitalization" means the sum of (a) total funded debt plus (b) "consolidated net worth," which is equal to consolidated total equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At December 31, 2016, the total funded debt to total capitalization ratio for the Company was 0.46 to 1 and was in compliance with this financial covenant.
The weighted average interest rates for short-term borrowings were 0.9% and 0.6% at December 31, 2016 and 2015, respectively.

NOTE 13 — CAPITAL LEASES
Lessor — The Company leases a portion of its pipeline system to the Vector Pipeline through a capital lease contract that expires in 2020, with renewal options extending for five years. DTE Energy owns a 40% interest in the Vector Pipeline.
The components of the Company's net investment in the capital lease at December 31, 2016 were as follows:

(In millions)
2017	$9
2018	9
2019	9
2020	8
2021	—
2022 and thereafter	—
Total minimum future lease receipts	35
Residual value of leased pipeline	40
Less unearned income	(18)
Net investment in capital lease	57
Less current portion	(4)
$53

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 14 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke, or oil. The facilities, which produced gas, have been designated as MGP sites. The Company owns or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of six of the MGP sites is complete and the sites are closed. The Company has also completed partial closure of two additional sites. Cleanup activities associated with the remaining sites will continue over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases, and underground storage tank locations. As of December 31, 2016 and 2015, the Company had $43 million and $22 million accrued for remediation, respectively. The increase in the accrual was primarily due to additional cleanup efforts identified in 2016 at an MGP site. Any change in assumptions, such as remediation techniques, nature and extent of contamination, and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company's financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows for amortization of the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company's results of operations.
Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform and may provide guarantees in certain indemnification agreements. Finally, the Company may provide indirect guarantees for the indebtedness of others.
Labor Contracts
There are several bargaining units for the Company's approximate 1,100 represented employees. The majority of the represented employees are under contracts that expire in 2017.
Purchase Commitments
As of December 31, 2016, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term natural gas purchase and transportation agreements. The Company estimates the following commitments from 2017 through 2051, as detailed in the following table:

(In millions)
2017	$359
2018	225
2019	79
2020	45
2021	42
2022 and thereafter	436
$1,186
The Company has made certain commitments in connection with 2017 annual capital expenditures that are expected to be approximately $400 million.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Other Contingencies
The Company is involved in certain other legal, regulatory, administrative, and environmental proceedings before various courts, arbitration panels, and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Consolidated Financial Statements in the periods they are resolved.
For a discussion of contingencies related to regulatory matters, see Note 6 to the Consolidated Financial Statements, "Regulatory Matters."

NOTE 15 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
Pension Plan Benefits
The Company participates in various plans that provide defined benefit pension and other postretirement benefits for DTE Energy and its affiliates. The plans are sponsored by the LLC. The Company is allocated net periodic benefit costs for its share of the amounts of the combined plans.
The Company's policy is to fund pension costs by contributing amounts consistent with the provisions of the Pension Protection Act of 2006 and additional amounts when it deems appropriate. The Company contributed $30 million to its qualified pension plans in 2016. At the discretion of management, and depending upon financial market conditions, the Company anticipates making up to $25 million in contributions to the pension plans in 2017.
The MPSC approved the deferral of the non-capitalized portion of the Company's negative pension expense as a Regulatory liability. In 2016 and 2015, the Company reduced this Regulatory liability as a result of positive pension expense of $10 million and $21 million, respectively. See Note 6 to the Consolidated Financial Statements, "Regulatory Matters."
Net pension cost includes the following components for the years ended December 31:

	2016	2015	2014
	(In millions)
Service cost	$20	$22	$18
Interest cost	47	45	44
Expected return on plan assets	(84)	(80)	(73)
Amortization of:
Net actuarial loss	35	46	34
Prior service credit	—	(1)	—
Net pension cost	$18	$32	$23

	2016	2015
	(In millions)
Other changes in plan assets and benefit obligations recognized in Regulatory assets and Other comprehensive income (loss)
Net actuarial loss	$31	$23
Amortization of net actuarial loss	(35)	(46)
Amortization of prior service credit	1	1
Total recognized in Regulatory assets and Other comprehensive income (loss)	$(3)	$(22)
Total recognized in net periodic pension cost, Regulatory assets, and Other comprehensive income (loss)	$15	$10
Estimated amounts to be amortized from Regulatory assets and Accumulated other comprehensive income (loss) into net periodic benefit cost during next fiscal year
Net actuarial loss	$37	$36
Prior service credit	$(1)	$(1)

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table reconciles the obligations, assets, and funded status of the plans as well as the amounts recognized as prepaid pension cost or pension liability in the Consolidated Statements of Financial Position at December 31:

	2016	2015
	(In millions)
Accumulated benefit obligation, end of year	$973	$940
Change in projected benefit obligation
Projected benefit obligation, beginning of year	$1,044	$1,109
Service cost	19	22
Interest cost	46	45
Actuarial (gain) loss	17	(76)
Transfer due to plan sponsorship change	—	(9)
Benefits paid	(49)	(47)
Projected benefit obligation, end of year	$1,077	$1,044
Change in plan assets
Plan assets at fair value, beginning of year	$1,041	$1,077
Actual return on plan assets	69	(19)
Company contributions	30	30
Benefits paid	(49)	(47)
Plan assets at fair value, end of year	$1,091	$1,041
Funded status of the plans	$14	$(3)
Amount recorded as:
Noncurrent assets	$121	$106
Noncurrent liabilities	(107)	(109)
	$14	$(3)
Amounts recognized in Regulatory assets(a)
Net actuarial loss	$522	$525
Prior service credit	(5)	(5)
	$517	$520
______________________________________

(a)	See Note 6 to the Consolidated Financial Statements, "Regulatory Matters."
At December 31, 2016, the benefits related to the qualified pension plans expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2017	$51
2018	54
2019	56
2020	59
2021	61
2022-2026	332
Total	$613

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Assumptions used in determining the projected benefit obligation and net pension costs for the years ended December 31 were:

	2016	2015	2014
Projected benefit obligation
Discount rate	4.25%	4.50%	4.12%
Rate of compensation increase	4.65%	4.65%	4.65%
Net pension costs
Discount rate	4.50%	4.12%	4.95%
Rate of compensation increase	4.65%	4.65%	4.20%
Expected long-term rate of return on plan assets	7.75%	7.75%	7.75%
The Company employs a formal process in determining the long-term rate of return for various asset classes. Management reviews historic financial market risks and returns and long-term historic relationships between the asset classes of equities, fixed income, and other assets, consistent with the widely accepted capital market principle that asset classes with higher volatility generate a greater return over the long-term. Current market factors such as inflation, interest rates, asset class risks, and asset class returns are evaluated and considered before long-term capital market assumptions are determined. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment management, and rebalancing. Peer data is reviewed to check for reasonableness. As a result of this process, the Company has long-term rate of return assumptions for its pension plans of 7.50% and other postretirement benefit plans of 7.75% for 2017. The Company believes these rates are a reasonable assumption for the long-term rate of return on plan assets for 2017 given the current investment strategy.
The Company employs a total return investment approach whereby a mix of equities, fixed income, and other investments are used to maximize the long-term return on plan assets consistent with prudent levels of risk, with consideration given to the liquidity needs of the plan. Risk tolerance is established through consideration of future plan cash flows, plan funded status, and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income, and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, growth and value stocks, and large and small market capitalizations. Fixed income securities generally include market duration bonds of companies from diversified industries, mortgage-backed securities, non-U.S. securities, bank loans, and U.S. Treasuries. Pension assets include long duration U.S. government and diversified corporate bonds intended to partially mitigate liability volatility caused by changes in discount rates. Other assets, such as private markets and hedge funds, are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk controlled manner, to potentially increase the portfolio beyond the market value of invested assets and/or reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.
Target allocations for pension plan assets as of December 31, 2016 are listed below:

U.S. Large Capitalization (Cap) Equity Securities	22%
U.S. Small Cap and Mid Cap Equity Securities	5
Non-U.S. Equity Securities	20
Fixed Income Securities	25
Hedge Funds and Similar Investments	20
Private Equity and Other	8
100%

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table provides the fair value measurement amounts for pension plan assets at December 31, 2016 and 2015(a)(b):

	December 31, 2016				December 31, 2015
	Level 1	Level 2	Other(c)	Total	Level 1	Level 2	Other(c)	Total
	(In millions)
Asset category:
Short-term Investments(d)	$—	$6	$—	$6	$6	$—	$—	$6
Equity Securities
U.S. Large Cap(e)	239	1	—	240	230	—	—	230
U.S. Small Cap and Mid Cap(f)	63	1	—	64	60	—	—	60
Non-U.S.(g)	133	5	73	211	141	—	68	209
Fixed Income Securities(h)	—	287	—	287	2	269	—	271
Hedge Funds and Similar Investments(i)	64	—	160	224	61	—	151	212
Private Equity and Other(j)	—	—	59	59	—	—	53	53
Securities Lending(k)	(15)	(7)	—	(22)	(36)	(7)	—	(43)
Securities Lending Collateral(k)	15	7	—	22	36	7	—	43
Total	$499	$300	$292	$1,091	$500	$269	$272	$1,041
______________________________________

(a)	For a description of levels within the fair value hierarchy, see Note 8 to the Consolidated Financial Statements, "Fair Value."

(b)
Certain December 31, 2015 balances have been adjusted for the adoption of accounting guidance which eliminates the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share (or its equivalent) practical expedient. See Note 3 to the Consolidated Financial Statements, "New Accounting Pronouncements," for additional information related to the new accounting standard.

(c)	Amounts represent assets valued at NAV as a practical expedient for fair value.

(d)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(e)	This category represents portfolios of large capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained.

(f)	This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained.

(g)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as NAV assets.

(h)
This category includes corporate bonds from diversified industries, U.S. Treasuries, and mortgage-backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as NAV assets.

(i)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded mutual funds, commingled funds and limited partnership funds. Pricing for mutual funds in this category is obtained from quoted prices in actively traded markets. Commingled funds or limited partnership funds are classified as NAV assets.

(j)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. All pricing for investments in this category are classified as NAV assets.

(k)
The Company has a securities lending program with a third-party agent. The program allows the agent to lend certain securities from the Company's pension trusts to selected entities against receipt of collateral (in the form of cash) as provided for and determined in accordance with its securities lending agency agreement.

The pension trust holds debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds hold exchange-traded equity or debt securities and are valued based on stated NAVs. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class, or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determines that another price source is considered to be preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, the Company selectively corroborates the fair values of securities by comparison of market-based price sources.
There were no significant transfers between Level 2 and Level 1 in the years ended December 31, 2016 and 2015.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Other Postretirement Benefits
The Company participates in defined benefit plans sponsored by the LLC that provide certain other postretirement health care and life insurance benefits for employees who are eligible for these benefits. The Company's policy is to fund certain trusts to meet its other postretirement benefit obligations. Separate qualified VEBA and other benefit trusts exist. The Company contributed $20 million to these trusts for the defined benefit other postretirement medical and life insurance benefit plans during 2016. The Company does not anticipate making any contributions to the trusts in 2017.
The Company also offers a defined contribution VEBA for eligible represented and non-represented employees, in lieu of defined benefit post-employment health care benefits, and allocates a fixed amount per year to an account in a defined contribution VEBA for each employee. These accounts are managed either by the Company (for non-represented and certain represented groups) or by the Utility Workers of America (UWUA) for Local 223 employees. The contributions to the VEBA for these accounts were less than $1 million in 2016, 2015, and 2014.
The Company also contributes a fixed amount to a Retiree Reimbursement Account, for both current and future Medicare eligible non-represented and future represented retirees, spouses, surviving spouses, or same sex domestic partners when the youngest of the retiree's covered household turns age 65. The amount of the annual allocation to each participant is determined by the employee's retirement date, and increases each year for each eligible participant at the lower of the rate of medical inflation or 2%.
Net other postretirement credit includes the following components for the years ended December 31:

	2016	2015	2014
	(In millions)
Service cost	$7	$8	$8
Interest cost	18	18	20
Expected return on plan assets	(42)	(40)	(35)
Amortization of:
Net actuarial loss	1	7	5
Prior service credit	(28)	(28)	(30)
Net other postretirement credit	$(44)	$(35)	$(32)

	2016	2015
	(In millions)
Other changes in plan assets and accumulated postretirement benefit obligation recognized in Regulatory assets
Net actuarial gain	$(6)	$(5)
Amortization of net actuarial loss	(1)	(7)
Amortization of prior service credit	28	28
Total recognized in Regulatory assets	$21	$16
Total recognized in net periodic benefit cost and Regulatory assets	$(23)	$(19)
Estimated amounts to be amortized from Regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$1	$1
Prior service credit	$(4)	$(28)

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table reconciles the obligations, assets, and funded status of the plans including amounts recorded as Accrued postretirement liability — affiliates in the Consolidated Statements of Financial Position at December 31:

	2016	2015
	(In millions)
Change in accumulated postretirement benefit obligation
Accumulated postretirement benefit obligation, beginning of year	$404	$453
Service cost	7	8
Interest cost	18	18
Actuarial gain	(12)	(52)
Benefits paid	(23)	(23)
Accumulated postretirement benefit obligation, end of year	$394	$404
Change in plan assets
Plan assets at fair value, beginning of year	$484	$488
Actual return on plan assets	35	(6)
Company contributions	20	24
Benefits paid	(1)	(22)
Plan assets at fair value, end of year	$538	$484
Funded status, end of year	$144	$80
Amount recorded as:
Noncurrent assets	$144	$80
	$144	$80
Amounts recognized in Regulatory assets(a)
Net actuarial loss	$83	$90
Prior service credit	(4)	(32)
	$79	$58
______________________________________

(a)	See Note 6 to the Consolidated Financial Statements, "Regulatory Matters."
At December 31, 2016, the benefits expected to be paid, including prescription drug benefits, in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2017	$22
2018	22
2019	24
2020	25
2021	25
2022-2026	130
Total	$248

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Assumptions used in determining the accumulated postretirement benefit obligation and net other postretirement benefit costs for the years ended December 31 were:

	2016	2015	2014
Accumulated postretirement benefit obligation
Discount rate	4.25%	4.50%	4.10%
Health care trend rate pre- and post- 65	6.50 / 6.75%	6.25 / 6.75%	7.50 / 6.50%
Ultimate health care trend rate	4.50%	4.50%	4.50%
Year in which ultimate reached pre- and post- 65	2028	2027	2025 / 2024
Other postretirement benefit costs
Discount rate	4.50%	4.10%	4.95%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%
Health care trend rate pre- and post-65	6.25 / 6.75%	7.50 / 6.50%	7.50 / 6.50%
Ultimate health care trend rate	4.50%	4.50%	4.50%
Year in which ultimate reached pre- and post- 65	2027	2025 / 2024	2025 / 2024
A one percentage point increase in health care cost trend rates would have increased the total service cost and interest cost components of benefit costs by $1 million in 2016 and would have increased the accumulated benefit obligation by $21 million at December 31, 2016. A one percentage point decrease in the health care cost trend rates would have decreased the total service and interest cost components of benefit costs by $1 million in 2016 and would have decreased the accumulated benefit obligation by $18 million at December 31, 2016.
The process used in determining the long-term rate of return for assets and the investment approach for the other postretirement benefit plans is similar to those previously described for the pension plans.
Target allocations for other postretirement benefit plan assets as of December 31, 2016 are listed below:

U.S. Large Cap Equity Securities	17%
U.S. Small Cap and Mid Cap Equity Securities	4
Non-U.S. Equity Securities	20
Fixed Income Securities	25
Hedge Funds and Similar Investments	20
Private Equity and Other	14
100%

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table provides the fair value measurement amounts for other postretirement benefit plan assets at December 31, 2016 and 2015(a)(b):

	December 31, 2016				December 31, 2015
	Level 1	Level 2	Other(c)	Total	Level 1	Level 2	Other(c)	Total
	(In millions)
Asset category:
Short-term Investments(d)	$11	$1	$—	$12	$2	$—	$—	$2
Equity Securities
U.S. Large Cap(e)	89	—	—	89	81	—	—	81
U.S. Small Cap and Mid Cap(f)	47	—	—	47	40	—	—	40
Non-U.S.(g)	79	—	20	99	78	—	18	96
Fixed Income Securities(h)	4	95	36	135	7	85	32	124
Hedge Funds and Similar Investments(i)	35	—	69	104	32	—	65	97
Private Equity and Other(j)	—	—	52	52	—	—	44	44
Securities Lending(k)	(8)	(1)	—	(9)	(35)	(2)	—	(37)
Securities Lending Collateral(k)	8	1	—	9	35	2	—	37
Total	$265	$96	$177	$538	$240	$85	$159	$484
______________________________________

(a)	For a description of levels within the fair value hierarchy, see Note 8 to the Consolidated Financial Statements, "Fair Value."

(b)
Certain December 31, 2015 balances have been adjusted for the adoption of accounting guidance which eliminates the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share (or its equivalent) practical expedient. See Note 3 to the Consolidated Financial Statements, "New Accounting Pronouncements," for additional information related to the new accounting standard.

(c)	Amounts represent assets valued at NAV as a practical expedient for fair value.

(d)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(e)	This category represents portfolios of large capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained.

(f)	This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained.

(g)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as NAV assets.

(h)
This category includes corporate bonds from diversified industries, U.S. Treasuries, bank loans, and mortgage backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as NAV assets.

(i)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded mutual funds, commingled funds and limited partnership funds. Pricing for mutual funds in this category is obtained from quoted prices in actively traded markets. Commingled funds and limited partnership funds are classified as NAV assets.

(j)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. All investments in this category are classified as NAV assets.

(k)
The Company has a securities lending program with a third-party agent. The program allows the agent to lend certain securities from the Company's VEBA trust to selected entities against receipt of collateral (in the form of cash) as provided for and determined in accordance with its securities lending agency agreement.

The DTE Energy Company Master VEBA Trust holds debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds hold exchange-traded equity or debt securities and are valued based on NAVs. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class, or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determines that another price source is considered to be preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, the Company selectively corroborates the fair values of securities by comparison of market-based price sources.
There were no significant transfers between Level 2 and Level 1 in the years ended December 31, 2016 and 2015.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Grantor Trust
The Company maintains a Grantor Trust that invests in life insurance contracts and income securities to fund other postretirement benefit obligations. Employees and retirees have no right, title, or interest in the assets of the Grantor Trust, and the Company can revoke the trust subject to providing the MPSC with prior notification. The Company accounts for its investment at fair value, which approximated $20 million and $18 million at December 31, 2016 and 2015, respectively, with unrealized gains and losses recorded to earnings. The Grantor Trust investment is included in Investments on the Consolidated Statements of Financial Position.
Defined Contribution Plans
The Company also sponsors defined contribution retirement savings plans. Participation in one of these plans is available to substantially all represented and non-represented employees. For substantially all employees, the Company matches employee contributions up to certain predefined limits based upon eligible compensation and the employee's contribution rate. Additionally, for eligible represented and non-represented employees who do not participate in the Pension Plans, the Company annually contributes an amount equivalent to 4% (8% for certain represented employees) of an employee's eligible pay to the employee's defined contribution retirement savings plan. The cost of these plans was $7 million in 2016, 2015 and 2014.
Plan Changes
In 2015, certain executive retirement benefit plans were amended to transfer the obligation for benefits as attributed to the LLC. The related plan liabilities were transferred from the Company to the LLC and DTE Energy.

NOTE 16 — RELATED PARTY TRANSACTIONS
The Company has agreements with affiliated companies to provide storage and transportation services, and for the purchase of natural gas. The Company also has an agreement with a DTE Energy affiliate where it is charged for its use of their shared capital assets. A shared services company accumulates various corporate support services expenses and charges various subsidiaries of DTE Energy, including DTE Gas. DTE Gas records federal, state, and local income taxes payable to or receivable from DTE Energy based on its federal, state, and local tax provisions.
The following is a summary of the Company's transactions with affiliated companies for the years ended December 31:

	2016	2015	2014
	(In millions)
Revenues
Storage and transportation services	$11	$6	$4
Other services	$1	$1	$1
Costs
Gas purchases	$1	$3	$1
Other services and interest	$28	$28	$21
Corporate expenses, net	$133	$122	$129
Other
Dividends declared	$97	$92	$87
Dividends paid	$97	$92	$87
The Company's Accounts receivable and Accounts payable related to Affiliates are payable upon demand and are generally settled in cash within a monthly business cycle. Notes receivable and Short-term borrowings related to Affiliates are subject to a credit agreement with DTE Energy whereby short-term excess cash or cash shortfalls are remitted to or funded by DTE Energy. This credit arrangement involves the charge and payment of interest at market-based rates. Refer to the Consolidated Statements of Financial Position for affiliate balances at December 31, 2016 and 2015.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Contributions to the DTE Energy Foundation were $1 million and $22 million for the years ended December 31, 2016 and 2014, respectively. There were no contributions to the DTE Energy Foundation for the year ended December 31, 2015. The DTE Energy Foundation is a non-consolidated not-for-profit private foundation, the purpose of which is to contribute and assist charitable organizations.
See Note 15, "Retirement Benefits and Trusteed Assets," for other related party transactions impacting the Company's Consolidated Financial Statements.